SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement              [ ]  Confidential, for Use of
                                                       the Commission  Only (as
                                                       permitted by Rule
                                                       14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               The Source Company
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1)      Title to each class of securities to which transaction applies:

         2)      Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)      Proposed maximum aggregate value of transaction:

         5)      Total fee paid:


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                               THE SOURCE COMPANY
                             11644 Lilburn Park Road
                            St. Louis, Missouri 63146

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of                                            June 13, 1997
   The Source Company:                                       St. Louis, Missouri

The Annual Meeting of the Shareholders of The Source Company will be held on July 1, 1997 at 10:00 a.m Central Daylight Savings Time in the offices of the Company at 11644 Lilburn Park Road, St. Louis, Missouri 63146, for the following purposes:

    1. To elect two class II directors to each serve a three-year term and until each director's successor has been elected and qualified;

    2. To consider and vote upon a proposal to amend the Company's Articles of Incorporation to decrease the number of authorized shares, reduce the Company's stated capital and effect a 1-for-1.21 reverse stock split of the Company's Common Stock;

    3. To consider and vote upon a proposal to amend the Company's Articles of Incorporation to change the Company's name.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 9, 1997, will be entitled to vote at the meeting. A list of all shareholders entitled to vote at the annual meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be open at the principal office of The Source Company, 11644 Lilburn Park Road, St. Louis, Missouri 63146, during usual business hours, to the examination of any shareholder for any purpose germane to the annual meeting for 10 days prior to the date thereof. The list of shareholders will also be available at the meeting for examination at any time during the meeting.

A copy of the Company's Annual Report for fiscal year 1997 accompanies this notice.

                                           By Order of the Board of Directors

                                           /s/ Alan G. Johnson

                                           Alan G. Johnson
                                           Secretary

Whether or not you intend to be present at the meeting, please mark, sign, date, and return the accompanying proxy promptly. A return addressed envelope is enclosed for your convenience.

The Source Company
11644 Lilburn Park Road
St. Louis, Missouri 63146
(314) 995-9040


                                 PROXY STATEMENT


SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of The Source Company, a Missouri corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on July 1, 1997 in the offices of the Company at 11644 Lilburn Park Road, St. Louis, Missouri 63146, at 10:00 a.m. Central Daylight Savings Time and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. This proxy statement and the accompanying proxy card will be first mailed to shareholders on or about June 13, 1997. All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, telecopy and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses incurred in connection with the distribution of proxy materials.

REVOCABILITY OF PROXY

If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company, or the presiding officer at the meeting, in writing of such revocation at any time prior to the voting of the proxy, by attending the meeting and voting in person, or by submitting a new proxy bearing a later date.

RECORD DATE

Only shareholders of record at the close of business on May 9, 1997, will be entitled to vote at the meeting.

ACTION TO BE TAKEN UNDER PROXY

All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted by S. Leslie Flegel and William H. Lee, or the one of them who acts, in accordance with the directions specified in the proxy. If no such directions have been specified by marking the appropriate squares in the accompanying proxy card, the shares will be voted as follows:

         (1) FOR the election of Timothy A. Braswell and Harry L. "Terry" Franc III named herein as nominees for directors of the Company to hold office for a term of three years expiring in 2000 and until each director's successor has been duly elected and qualified;

         (2) FOR an amendment of the Articles of Incorporation to decrease the number of authorized shares of common stock, reduce the Company's stated capital and effect a 1-for-1.21 reverse stock split;

         (3) FOR an amendment of the Articles of Incorporation to change the name of the Company to The Source Information Management Company; and

         (4) According to their judgment, on the transaction of such other business as may properly come before the meeting or any adjournments thereof.

Should the nominee named herein for election as a director become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause the nominee to be unavailable.

                  VOTING SECURITIES, PRINCIPAL HOLDERS THEREOF
                          AND CUMULATIVE VOTING RIGHTS

On May 9, 1997, there were 7,049,199 shares of Common Stock, par value $.01 per share ("Common Stock"), outstanding, which constitute all of the outstanding voting capital stock of the Company. Each shareholder is entitled to cast one vote for each share of record on all matters to be voted on by the shareholders, including the election of directors.

A majority of the outstanding shares present or represented by proxy will constitute a quorum at the meeting. Votes that are withheld in the election of directors, abstentions on all other matters properly brought before the meeting and the proxies relating to "street name" shares which are not voted by brokers on one or more, but less than all, matters (so-called "broker non-votes") will be considered as shares present for purposes of determining a quorum. Under applicable state law and the Company's Articles of Incorporation, an affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for the election of directors and for approval of all other matters that may be submitted to a vote of the shareholders at the 1997 Annual Meeting. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to other matters, abstentions (including proxies which deny discretionary authority on any other matters properly brought before the meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matters. Broker non-votes will not be treated as shares represented at the meeting as to such matter(s) not voted on and therefore will have no effect.

The following table sets forth as of May 9, 1997, the beneficial ownership of each current director (including the nominees for election as directors), each of the executive officers named in the Summary Compensation Table set forth herein, the executive officers and directors as a group, and each other shareholder known to the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the table have sole voting and investment power.

                                                       Beneficial Ownership
                                                       --------------------
 Name and Address
of Beneficial Owner                              Number of Shares        Percent
-------------------                              ----------------        -------

S. Leslie Flegel                                    1,739,600             24.7
     11644 Lilburn Park Road
     St. Louis, Missouri 63146

William H. Lee                                      1,325,695             18.8
     711 Gallimore Dairy Road
     High Point, North Carolina 27265

Timothy A. Braswell                                   572,201              8.1
     711 Gallimore Dairy Road
     High Point, North Carolina 27265

Cameron Capital Ltd                                   440,713(a)           6.2
     10 Cavendish Rd
     Hamilton Hm 19
     Bermuda

Robert B. Dixon                                       301,000              4.3
     907 Park Drive
     Flossmoor, Illinois 60422

Dwight L. DeGolia                                     178,400              2.5
     11644 Lilburn Park Road
     St. Louis, Missouri 63146

Jason S. Flegel                                       177,400              2.5
     711 Gallimore Dairy Road
     High Point, North Carolina 27265

Aron Katzman                                          131,643              1.9
     10 Layton Terrace
     St. Louis, Missouri 63124

Robert G. Shupe                                        44,727                *
     4109 Pheasant Run
     Greensboro, North Carolina 27408

John P. Watkins                                        40,000(b)             *
     711 Gallimore Dairy Road
     High Point, North Carolina  27265

Harry L. Franc, III                                    31,398                *
     19 Briarcliff
     St. Louis, Missouri 63124

Randall S. Minix                                        7,000                *
     5502 White Blossom Drive
     Greensboro, North Carolina 27410

All directors and executive                         4,549,064             64.5
officers as a group (11 persons)
------------------------
 *       Less than 1%

(a) Includes 142,857 shares of Common Stock which are or may become issuable to Cameron Capital Ltd. upon conversion of 5,000 shares of Preferred Stock calculated based on the Market Value (as defined) of the Common Stock as of March 31, 1997.

(b) Includes exercisable options to acquire 40,000 shares of Common Stock at an exercise price of $4.63 per share.

                 PROPOSAL 1 - ELECTION OF TWO CLASS II DIRECTORS
        INFORMATION ABOUT THE NOMINEES AND DIRECTORS CONTINUING IN OFFICE

The Company's Articles of Incorporation and Bylaws currently provide for three classes of directors, each class serving for a three-year term expiring one year after the term of the preceding class, so that the term of one class will expire each year. The terms of the current Class III and Class I directors expire in 1998 and 1999, respectively. The Board of Directors has nominated Timothy A. Braswell and Harry L. "Terry" Franc, III, who are currently Class II directors, for re-election to each serve a three-year term expiring at the annual meeting of shareholders in 2000. The following table sets forth certain information concerning Mr. Braswell and Mr. Franc and those directors who are continuing in office.

                        NOMINEES FOR DIRECTOR - CLASS II
                   (to be elected to serve a three-year term)
                                                                                                    Director
 Name                           Age                       Position                                   Since
 ----                           ---                       --------                                   -----

Timothy A. Braswell             68      Consultant to Wholesale Magazine Industry                     1995
Harry L. "Terry" Franc, III     61      Senior Executive Officer of Bridge Information                1995
                                        Systems, Inc. and Vice-President of Bridge Trading
                                        Company

Timothy A. Braswell has been a director of the Company since it commenced operations in May 1995. He established Braswell Investment Company, a consultant and broker of wholesale magazine businesses in 1994 and is its owner. For more than five years prior thereto, Mr. Braswell was the principal owner and chief executive officer of City News Co. and Dixie News Co., each of which is a wholesale periodical company.

Harry L. "Terry" Franc, III, has been a director of the Company since it commenced operations in May 1995. For more than 20 years, Mr. Franc has served as a director and senior executive officer of Bridge Information Systems, Inc., a St. Louis, Missouri, based provider of information services to the securities industry. In addition, Mr. Franc has served as executive vice president of Bridge Trading Company, a registered broker-dealer and member of the New York Stock Exchange. Bridge Trading Company is a subsidiary of Bridge Information Systems, Inc.

                                       DIRECTORS CONTINUING IN OFFICE - CLASS III
                                                (terms expiring in 1998)
                                                                                              Director
         Name              Age                       Position                                   Since
         ----              ---                       --------                                   -----

S. Leslie Flegel           59       Chairman and Chief Executive Officer of the Company          1995
William H. Lee             46       President and Chief Operating Officer of the Company         1995

S. Leslie Flegel has been a director, Chairman and Chief Executive Officer of the Company since its inception in April 1995. For more than 14 years prior thereto, Mr. Flegel was the principal owner and chief executive officer of Display Information Systems Company ("DISC"), a predecessor of the Company. From

January 1992 to June 1993, Mr. Flegel also served as the chief executive officer of NationsMart Corporation, an operator and franchisor of dry cleaning, laundry, shoe repair and formal wear service centers, prior to its December 1993 initial public offering of securities.

William H. Lee has been a director, President and Chief Operating Officer of the Company since its inception in April 1995. For approximately 14 years prior thereto, Mr. Lee was the principal owner and chief executive officer of Periodical Marketing and Management, Inc. ("PMM"), a predecessor of the Company.

                    DIRECTORS CONTINUING IN OFFICE - CLASS I
                            (terms expiring in 1999)
                                                                       Director
     Name             Age            Position                           Since
     ----             ---            --------                           -----
Aron Katzman          59      President, New Legends, Inc.              1995
Randall Minix         47      Managing Partner, Minix,                  1995
                              Morgan & Company, L.L.P.

Aron Katzman has served as a director of the Company since it commenced operations in May 1995. Mr. Katzman is the President of New Legends, Inc., one of St. Louis' leading country club/residential communities. For more than five years prior to April 1994, when it was sold, Mr. Katzman served as the chairman and chief executive officer of Roman Company, a manufacturer and distributor of fashion custom jewelry. Mr. Katzman currently serves as a member of the Board of Directors of Phonetel, Inc.

Randall S. Minix has served as a director of the Company since it commenced operations in May 1995. For more than five years, Mr. Minix has been the managing partner of Minix, Morgan & Company, L.L.P., an independent accounting firm headquartered in Greensboro, North Carolina, and its predecessors.

The Board of Directors of the Company consists of six members, each of whom serve in such capacity for a three-year term or until a successor has been elected and qualified, subject to earlier resignation, removal or death. The number of directors comprising the Board of Directors may be increased or decreased by resolution adopted by the affirmative vote of a majority of the Board of Directors. The Company's Articles of Incorporation and Bylaws provide for three classes of directorships serving staggered three year terms such that one-third of the directors are elected at each annual meeting of shareholders. During fiscal 1997, six meetings of the Board of Directors were held. Except for Mr. Braswell, each director attended 75 percent or more of the aggregate of (i) the total number of meetings held during fiscal year 1997 and (ii) the total number of meetings held during such period by all committees of the Board of Directors on which he served.

The Board of Directors of the Company has established an Audit Committee, a Compensation Committee, a Finance Committee and an Acquisition Committee. The Audit Committee is comprised of two non-employee directors, presently Messrs. Minix and Katzman, and has the responsibility of recommending the firm that will serve as the Company's independent auditors, reviewing the scope and results of the audit and services provided by the Company's independent accountants, and meeting with the financial staff of the Company to review accounting procedures and policies. During fiscal 1997, the Audit committee held six meetings. The Compensation Committee is comprised of three non-employee directors, presently Messrs. Katzman, Braswell and Franc, and has been given the responsibility of reviewing the financial records of the Company to determine overall compensation and benefits for executive officers of the Company and to establish and administer the policies which govern employee salaries and benefit plans. During fiscal 1997, the Compensation committee held six meetings. The Finance Committee is to be comprised of two directors. Presently, Mr. Franc serves as one member and the other position is vacant. The Finance Committee has been given the responsibility of monitoring the Company's capital structure, reviewing available alternatives to satisfy the Company's liquidity and capital requirements and recommending the firm or firms which will provide investment banking and financial advisory services to the Company. During fiscal 1997, the Finance committee did not meet. The Company's Acquisition Committee is comprised of three directors, presently Messrs. Franc, Braswell and Katzman, and has been given the responsibility of monitoring the Company's search for attractive acquisition opportunities, consulting with members of management to review plans and strategies for the achievement of the Company's external growth objectives and recommending the firm or firms that will serve as advisors to the Company in connection with the evaluation of potential business combinations. During fiscal 1997, the Acquistion committee did not meet.

The Board of Directors evaluates and nominates qualified nominees for election or appointment as Directors and qualified persons for selection as Senior
Officers. The Board of Directors will give appropriate consideration to a written recommendation by a shareholder for the nomination of a qualified person to serve as a Director of the Company, provided that such recommendation contains sufficient information regarding the proposed nominee for the Board of Directors to properly evaluate such nominee's qualifications to serve as Director.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Form 5 and amendments thereto, or written representations that no Form 5 is required, furnished to the Company, two persons, Messrs. Jason S. Flegel and W. Brian Rodgers, each failed to timely file a Form 3, Initial Statement of Beneficial Ownership of Securities.

Director Compensation

Under the Company's present policy, each director of the Company who is not also an employee of the Company will receive $1,000 payable in Common Stock of the Company, with the exception of Mr. Minix who will be paid in cash, for each meeting of the Board of Directors attended. Directors are also entitled to be reimbursed for expenses incurred by them in attending meetings of the Board of Directors and its committees.

                               EXECUTIVE OFFICERS

The following table sets forth certain information concerning the executive officers of the Company who are not also directors of the Company:

Name                       Age                     Position
----                       ---                     --------

John P. Watkins            41            Chief Administration Officer

Dwight L. DeGolia          52            Executive Vice President

Robert B. Dixon            46            Executive Vice President and President-
                                         Periodical Information Management

W. Brian Rodgers           31            Assistant Secretary and Chief Financial
                                         Officer

Jason S. Flegel            31            Senior Vice President of RDA Operations

Robert G. Shupe            50            Senior Vice President and President -
                                         Display Group

John P. Watkins has served as President - Retail Service Group and Chief Administration Officer since February 1, 1996. For more than 16 year prior thereto, Mr. Watkins served in several senior management positions with Food Lion, Inc., a seven billion dollar retail grocery chain. From September, 1992 to July 1995, Mr. Watkins served as Senior Vice President and Chief Operating Officer and a member of the Board of Directors of Food Lion, Inc.

Dwight L. DeGolia has served as Executive Vice President of the Company since its commencement of operations in May 1995. For more than 10 years prior thereto, Mr. DeGolia served as executive vice president of sales and marketing for DISC. From 1986 to 1993, Mr. DeGolia also served as a director of Advanced Marketing Services, a leading supplier of books to wholesale clubs.

Robert B. Dixon became Executive Vice President and President - Periodical Rebate Group in June 1995. For more than 13 years prior thereto, Mr. Dixon served as President and was the principal shareholder of Dixon's Modern Marketing Concepts, Inc. and related entities.

W. Brian Rodgers has served as Assistant Secretary of the Company and Chief Financial Officer since October 1996. Prior to joining the Company, Mr. Rodgers practiced for seven years as a certified public accountant with BDO Seidman, LLP.

Jason S. Flegel has served as Senior Vice President of RDA Operations since June 1996. Prior thereto, and since the Company's inception in April 1995, Mr. Flegel served as Vice President - Western Region. Mr. Flegel was an owner and chief financial officer of DISC, a predecessor of the Company. Mr. Flegel is the son of S. Leslie Flegel.

Robert G. Shupe has served as Senior Vice President since February 1996 and as President-Display Group of the Company since commencement of its operations in May 1995. From February 1985 to January 1995, Mr. Shupe held the position of Executive Vice President-Sales for PMM. Prior to joining PMM, Mr. Shupe was employed in the marketing division of McCall's Magazine.

                 Certain Relationships and Related Transactions

From time to time, the Company has engaged in various transactions with its directors, executive officers and other affiliated parties. The following paragraphs summarize certain information concerning such transactions and relationships which have occurred during the past two fiscal years or which are presently proposed.

S. Leslie Flegel, Chairman and Chief Executive Officer of the Company and Dwight
L. DeGolia, Executive Vice President of the Company, have from time to time received cash advances from the Company. The largest aggregate amount of such indebtedness outstanding at any time since February 1, 1995 was $270,675 and $14,618, respectively. All such advances are evidenced by promissory notes in favor of the Company. Such notes bear interest at the rate of 7.34% per annum, and are payable in five equal annual installments.

The Company incurred a debt to Timothy A. Braswell on March 1, 1991 in the amount of $300,000, which accrued interest at the rate of 10% per annum. The indebtedness matured on January 1, 1996 and was paid in full on the maturity date.

711 Gallimore Partnership, a North Carolina general partnership in which William
H. Lee and Robert G. Shupe are partners, provides the Company with certain office space in Greensboro, North Carolina under the terms of a written lease dated June 28, 1991. The lease, as amended in January 1996, provides for annual rent of $150,300 and expires in 2012. In fiscal 1996 and 1997, the Company paid 711 Gallimore Partnership $147,275 and $157,498, respectively, in rent.

2532 Investments, Inc., a North Carolina corporation in which William H. Lee is a shareholder, had occasionally provided the Company with the use of an airplane. In fiscal 1996, the Company paid 2532 Investments $57,926 in consideration for the use of the airplane.

Data-Pros, Inc. ("Data-Pros"),  a corporation in which William H. Lee and Robert
G. Shupe are shareholders, provided the Company with data processing services. In fiscal 1996 and 1997, the Company paid Data-Pros $306,751 and $274,893, respectively, for such services. On January 1, 1997 the Company purchased the assets of Data-Pros for $45,000.

On June 15, 1995, the Company acquired all of the business and assets of Dixon's Modern Marketing Concepts, Inc. and Tri-State Stores, Inc. in exchange for the issuance of an aggregate of 300,000 shares of Common Stock. Robert B. Dixon was the President and principal shareholder of each of these corporations.

Robert B. Dixon, Executive Vice President and President-Periodical Information Management, provided the Company with office space in Chicago Heights, Illinois under the terms of a written lease dated January 1, 1993. The lease provided for annual rent of $36,000 and expired on December 31, 1996. Currently, the space is leased on a month-to-month basis. In fiscal 1996 and 1997, the Company paid Mr. Dixon $36,000 and $36,000, respectively, in rent.

From time to time, the Company has been engaged by Specialty Marketing Co., Inc., a corporation in which Robert B. Dixon is the principal shareholder, to provide consulting services. In fiscal 1996, Specialty Marketing Co., Inc. paid the Company $85,611 in consideration for the Company's services.

FMG, Inc., a North Carolina corporation in which William H. Lee and Robert G. Shupe are shareholders, has from time to time received cash advances from the Company. There were no such outstanding advances at January 31, 1997.

On March 11, 1996, the Company sold an aggregate of 5,000 shares of its Preferred Stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to Messrs. Braswell, Franc and Katzman. Messrs. Braswell, Franc and Katzman purchased 2,250, 500 and 2,250 shares, respectively. The Company received payment for the shares from each of the purchasers in the amount of $100 per share. During the year Messrs. Braswell, Franc and Katzman converted their Preferred Stock to 64,285, 13,698 and 64,643 shares of common stock, respectively.

                             Executive Compensation

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the named executive officers for all services rendered in all capacities to the Company and its predecessors in fiscal years 1995, 1996 and 1997.


                           SUMMARY COMPENSATION TABLE

Name of Principal                                       Annual Compensation                    Other Annual
   Position                                    Year          Salary            Bonus          Compensation(a)
   --------                                    ----          ------            -----          ---------------

S. Leslie Flegel                               1997          $227,500         $176,398             $30,624
Chairman and Chief Executive                   1996          $200,000          $26,543             $30,995
  Officer                                      1995          $171,875              ---             $22,425

William H. Lee                                 1997          $224,830          $30,000             $13,944
President and Chief Operating                  1996          $192,646              ---             $19,006
  Officer                                      1995          $145,000          $60,000             $25,937

Dwight L. DeGolia                              1997          $140,000           $4,773             $11,223
Executive Vice President                       1996          $134,884              ---             $16,739
                                               1995           $97,358              ---              $9,790

John P. Watkins                                1997          $150,000              ---             $11,891
Chief Administration Officer                   1996               ---              ---                 ---
                                               1995               ---              ---                 ---

Robert B. Dixon                                1997          $150,000              ---             $13,907
Executive Vice President and                   1996          $114,000          $50,000              $5,458
  President - Periodical                       1995           $36,000         $128,500             $26,982
  Information Management
------------------------

(a) Reflects personal benefits derived by Messrs. Flegel, Lee, DeGolia, Watkins and Dixon primarily in connection with personal use of Company automobiles, country club membership dues and life insurance premiums. In fiscal 1997, the estimated incremental cost to the Company of the use by Messrs. Flegel, Lee, DeGolia, Watkins and Dixon of Company automobiles was $10,339, $8,650, $6,090, $7,800 and $8,597, respectively. In fiscal 1996, such cost was $11,444, $6,234, $6,360, $0 and $3,158, respectively. In fiscal 1995, such cost was $10,417, $8,753, $5,728, $0 and $0, respectively.

         In fiscal 1997, the estimated incremental cost to the Company of the membership dues paid on behalf of Messrs. Flegel, Lee, DeGolia, Watkins and Dixon was $11,192, $2,239, $5,133, $3,330 and $5,310, respectively. In fiscal
1996, such cost was $11,503,  $4,738,  $4,751, $0 and $2,300,  respectively.  In fiscal 1995, such cost was $8,212, $4,356, $4,751, $0 and $2,300, respectively.

         In fiscal 1997, the estimated incremental cost to the Company of life insurance premiums paid on behalf of Messrs. Flegel, Lee, DeGolia, Watkins and Dixon was $9,093, $3,056, $0, $761 and $0, respectively. In fiscal 1996, such cost was $8,048, $8,033, $5,628, $0 and $0, respectively. No life insurance premiums were paid on behalf of the officers in fiscal 1995.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                                    Number of           % of Total
                                   Securities          Options/SARS
                                   Underlying           Granted to          Exercise or
                                  Options/SARS         Employees in         Base Price       Expiration
      Name                        Granted #(1)          Fiscal Year           ($/Sh)            Date
      ----                        ------------          -----------           ------            ----

S. Leslie Flegel                        0                    0                   0               -
William H. Lee                          0                    0                   0               -
Dwight L. DeGolia                       0                    0                   0               -
John P. Watkins                      100,000                44%                $4.63          2-01-01
Robert B. Dixon                         0                    0                   0               -

----------------------------

(1) Options were granted February 1, 1996 and are exercisable 20% a year, cumulatively, for a period of five years.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FYE OPTION/SAR VALUES


                                                                                                   Value of
                                                                       Number of                 Unexercised
                                                                      Unexercised                In-the Money
                                                                    Option/SARs at             Options/SARs at
                             Shares                               Fiscal Year End (#)        Fiscal Year End ($)
                           Acquired on             Value             Exercisable/                Exercisable/
           Name           Exercise (#)         Realized ($)          Unexercisable              Unexercisable
           ----           ------------         ------------          -------------              -------------

S. Leslie Flegel                0                    0                    0/0                        0/0
William H. Lee                  0                    0                    0/0                        0/0
Dwight L. DeGolia               0                    0                    0/0                        0/0
John P. Watkins                 0                    0               40,000/60,000                   0/0
Robert B. Dixon                 0                    0                    0/0                        0/0

        PROPOSAL 2 - AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
                  TO AUTHORIZE A 1-FOR-1.21 REVERSE STOCK SPLIT

The Board of Directors proposes and recommends that the shareholders authorize an amendment of the Company's Articles of Incorporation to effect a 1-for-1.21 reverse stock split of all of the authorized shares of Common Stock of the Company (the "Reverse Stock Split Amendment").

As of May 9, 1997, the Company had authorized 20,000,000 shares of Common Stock, $0.01 par value and 2,000,000 shares of Preferred Stock, $0.01 par value. As of that date, there were issued and outstanding 7,049,199 shares of Common Stock and 5,600 shares of Preferred Stock. Except for the receipt of cash in lieu of fractional interests, the Reverse Stock Split Amendment will not affect any shareholders' proportionate equity interest in the Company. The reverse stock split will be effected through an amendment to the Company's Articles of Incorporation, the form of which is set forth in Exhibit A hereto.

The Reverse Stock Split Amendment will not have any material impact upon the aggregate capital represented by the shares of capital stock for financial statement purposes. However, the par value of the Common Stock will remain $0.01 after the reverse stock split, thus, there will be a reduction in the Company's stated capital. Adoption of the Reverse Stock Split Amendment will reduce the presently authorized and outstanding shares of Common Stock as indicated on the table below. In connection with the reverse stock split, the shareholders of record on the effective date of the Reverse Stock Split Amendment will receive one share of Common Stock, or cash for any resulting fractional share, or both, in exchange for 1.21 shares of Common Stock then outstanding in their name.

                                     Before Split                                         After Split
                            -----------------------------                      -----------------------------------
Class of
Stock                Authorized         Issued         Par Value          Authorized         Issued           Par Value
--------             ----------         ------         ---------          ----------         ------           ---------

Common Stock         20,000,000        7,049,199        $0.01             16,528,925       5,825,784(1)        $0.01

(1) Does not reflect the reduction resulting from the elimination of fractional shares.

Reasons for the Reverse Stock Split

The Board of Directors believes that the current per share price level of the Company's Common Stock has reduced the attractiveness of the shares to potential investors and created a reluctance in many brokerage firms to recommend the Common Stock to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firm from dealing in low price stock. Some of those policies and practices pertain to the payment of brokers commissions and to time consuming procedures that function to make the handling of shares, like those of the Company, unattractive to brokers from an economic standpoint. In addition, continued listing of the

Company's shares on the Nasdaq SmallCap Market, is conditioned on, among other things, a minimum bid price for the Company's shares equal or exceeding $1.00 per share. On May 13, 1997, the closing bid price of the Company's shares of Common Stock was $1.00. Accordingly, there is a continuing risk that the Company's shares may be delisted from the Nasdaq SmallCap Market. If the Company's shares cease to be listed and traded on the Nasdaq SmallCap Market, the shares would likely be quoted on the Nasdaq OTC Bulletin Board or the "pink sheets" maintained by National Quotation Bureau, Inc., resulting in an increase in the spread between the bid and ask price of the shares and shareholders may experience a greater degree of difficulty in engaging in trades of Common Stock.

The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed reverse stock split should increase the per share bid price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders. However, the increase in the per share bid price of the Common Stock as a consequence of the reverse stock split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share bid price could be partially or entirely offset by the reduced number of shares outstanding after the reverse stock split. While the Board of Directors believes that the reverse stock split will result in a per share bid price that adequately compensates for the adverse impact of the market factors noted above, there can be no assurance that the favorable effects described above will occur, or that any increase in per share bid price of the Common Stock resulting from the proposed reverse stock split will be maintained for any period of time.

The effective date of an Amendment of the Company's Articles of Incorporation effecting the reverse stock split will be determined by the management of the Company based upon their evaluation as to when such action will be most advantageous to the Company and its shareholders. The reverse stock split will become effective on the date that the Reverse Stock Split Amendment is filed with the Secretary of State of the State of Missouri (the "Effective Date"). At the Effective Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock"), will be reclassified as and changed into 0.82645 of a share of the Company's Common Stock, par value $0.01 per share (the "New Common Stock"). Shortly after the Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates representing shares of Old Common Stock to the Company's Transfer Agent for surrender in exchange for certificates representing whole shares of the New Common Stock and reflecting the reduction in the number of shares authorized by the Company.

Certain shareholders may be entitled to receive a fractional interest of a share of Common Stock after the reverse stock split. For example, a shareholder owning 100 shares of Common Stock before the reverse stock split will be entitled to receive 82.645 shares of Common Stock after the reverse stock split. The Company will not issue scrip or fractional shares of Common Stock. Instead, as soon as practicable after the Effective Date, the Company will pay in cash the fractional interest based on the closing bid price of the Company's Common Stock on the Effective Date, as reported by the Nasdaq SmallCap Market, as adjusted for the reverse stock split. Based on the previous example, and assuming that the closing bid price for the Company's Common Stock on the Effective Date is

$1.50, the shareholder will be entitled to receive 82 shares of the Company's Common Stock and $1.17 in cash (the closing bid price, adjusted for the reverse split, $1.815 ($1.50 x 1.21) multiplied by the fractional interest of 0.645).

The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than costs of transactions in "round-lots" of the even multiples of 100 shares.

        PROPOSAL 3 - AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
                   TO AUTHORIZE A CHANGE IN THE COMPANY'S NAME

The Board of Directors proposes and recommends that the shareholders authorize an amendment to the Company's Articles of Incorporation to change the name of the Company from The Source Company to The Source Information Management Company. Such amendment will, subject to shareholder approval, take effect as soon as practicable after the Annual Meeting.

The Board believes that the Company's current name is nondescript and has little name recognition or identification among the investing public or in the investment community. The Board believes that the name, The Source Information Management Company would better reflect the Company's current and proposed business operations and that the new name would be more attractive to a broader spectrum of investors and, therefore, should benefit both the Company and its shareholders.

If the proposed name change is approved by the shareholders, the Company will apply to the NASDAQ Small Cap market for the continued listing of its stock under the new name. The change of the Company's name will be effected through an amendment to Article 1 of the Company's Articles of Incorporation, the form of which is set forth in Exhibit B hereto.

                                 OTHER BUSINESS

Management does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                      PROPOSALS FOR THE 1998 ANNUAL MEETING

Proposals of the shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at its principal office in St. Louis, Missouri not later than February 21 , 1998 for inclusion in the proxy statement for that meeting.

                  RELATIONSHIP WITH THE INDEPENDENT ACCOUNTANTS

BDO Seidman, LLP ("BDO Seidman") served as the independent public accountant for the Company in fiscal 1997. The Company's independent public accountant for fiscal 1998 will be selected by the Board at a regular Board meeting to be held in fiscal 1998. Representatives of BDO Seidman will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                          By Order of the Board of Directors

                                          /s/ Alan G. Johnson

                                          Alan G. Johnson, Secretary


THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY BY DELIVERING A WRITTEN REVOCATION OF YOUR PROXY TO THE SECRETARY OF THE COMPANY.

                                    EXHIBIT A

                  Proposed Amendment to Article 4 of Company's
           Articles of Incorporation to Affect the Reverse Stock Split

         RESOLVED, that section (a) of Article 4 of the Company's Articles of Incorporation is hereby deleted in its entirety and replaced as follows:

                  (a) The aggregate number of shares of capital stock which the corporation shall have authority to issue is eighteen million five hundred twenty eight thousand nine hundred twenty-five (18,528,925), each having a par value of One Cent ($0.01) per share. Of such authorized shares, sixteen million five hundred twenty-eight thousand nine hundred twenty-five (16,528,925) shares are hereby classified and designated as common stock and two million (2,000,000) shares are hereby classified and designated as preferred stock.

                                    EXHIBIT B

                Proposed Amendment to Article 1 of the Company's
           Articles of Incorporation to Change the Corporation's Name

         RESOLVED, that Article 1 of the Company's Articles of Incorporation is hereby deleted in its entirety and replaced as follows:

         "The name of the Corporation is THE SOURCE INFORMATION MANAGEMENT COMPANY."

                               THE SOURCE COMPANY
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 1, 1997 AT 10:00 A.M.

         The undersigned stockholder of The Source Company (the "Company") hereby appoints S. Leslie Flegel and William H. Lee and each of them as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held in the offices of the Company at 11644 Lilburn Park Road, St. Louis, Missouri 63146 on July 1, 1997, at 10:00 A.M. Central Time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

         Receipt of the Notice of Annual Meeting of Stockholders dated June 13, 1997, the Proxy Statement furnished herewith, and a copy of the Annual Report on Form 10-KSB for the year ended January 31, 1997 is hereby acknowledged.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND PURSUANT TO ITEM 4.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3

Item 1. Election of Timothy A. Braswell and Harry L. "Terry" Franc, III as Class II Directors for a term of three years expiring in 2000 and until each director's successor has been duly elected and qualified.

                               Timothy A. Braswell

|_| FOR                           |_| AGAINST                   |_| WITHHOLD


                               Harry L. Franc, III

|_| FOR                           |_| AGAINST                   |_| WITHHOLD


Item 2. A decrease in the number of authorized shares, a reduction in the Company's stated capital and a 1-for-1.21 reverse stock split of the Company's Common Stock.

|_| FOR                           |_| AGAINST                   |_| WITHHOLD

Item 3. A change of the name of the Company to The Source Information Management Company.

|_| FOR                           |_| AGAINST                   |_| WITHHOLD


Item 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Dated: ___________, 1997            __________________________________________
                                                 (Signature)

                                    __________________________________________
                                          (Signature if held jointly)

                                     The signature should agree with the name on
                                     your  stock   certificate.   If  acting  as
                                     attorney, executor, administrator, trustee,
                                     guardian, etc., you should so indicate when
                                     signing.  If the  signer is a  corporation,
                                     please sign the full corporate name by duly
                                     authorized  officer.  If  shares  are  held
                                     jointly,     each    shareholder     should
                                     sign.